Exhibit 99.1

HERBALIFE CELEBRATES 25 YEARS OF SUCCESS

Gala Extravaganza at Georgia Dome

LOS ANGELES, April 15, 2005 —  Herbalife Ltd. (NYSE:  HLF)  celebrates its 25th anniversary with more than 35,000 of its independent distributors who have traveled from all over the world to Atlanta for a three-day celebration at the Georgia Dome.

The weight management, nutritional supplement and personal care company will host distributors for training, inspiration and celebration, including a 5K Fun Run to benefit the Herbalife Family Foundation, and a private concert by Elton John.

The Atlanta event marks a number of important company events: a 23-country launch of NouriFusion, a vitamin-enriched skin care line for the company’s Outer Nutrition category; LIFTOFF™, a sugar-free, 1 carb effervescent energy drink with a proprietary formula of ginseng, ginkgo and Vitamin C; and the opening of a Casa Herbalife at Atlanta Children’s Shelter.  Casa Herbalife is a good nutrition program for children under the auspices of the Herbalife Family Foundation, a non-profit organization committed to helping children in need around the world since 1994.

“This is an incredible milestone for Herbalife and we are committed to following our vision of changing people’s lives well into the future,” said Michael O. Johnson, CEO. “In fact, I challenge our Distributor leadership around the world to double the size of this company in five years. This is a company of passion and compassion, of real life stories of people whose lives were changed from the nutritional or financial aspect of our business, and of dedicated employees around the world who support our distributors every step of the way.”

Herbalife was founded in 1980 by entrepreneur Mark Hughes in California. Hughes died in 2000.  Its products are available exclusively via a network of over one million independent distributors who conduct business in 59 countries.  The business was taken to Canada in 1982, Australia in 1983, to Europe in 1984 (UK), to South America (Mexico) in 1989 and to the Far East, to Hong Kong, in 1992.  Since then an additional 54 markets have opened up as far apart as South Korea and Spain.    The 59th market, Bolivia, was opened last year.  Last year Herbalife had net sales of $1.3 billion.

In December 2004, the company was listed on the New York Stock Exchange under the symbol HLF, less than two years after CEO Michael O Johnson took the helm from his previous role as head of Disney International.

Herbalife is committed to providing the highest quality products to its customers.  The company’s research and development organization combines the experience of the company’s own product development specialists with a team of highly- accomplished scientists and doctors.  Herbalife has a 12-member Scientific Advisory Board, comprised of globally respected specialists in the field of nutrition and chaired by David Heber, M.D., Ph.D., Professor of Medicine and Public Health at the University of California, Los Angeles. (UCLA) School of Medicine, and Director of the UCLA Center for Human Nutrition.  Nobel Laureate Louis Ignarro, Ph.D., is also a member of the Scientific Advisory Board.

Additionally, through funding from Herbalife, the Mark Hughes Cellular and Molecular Laboratory was established at UCLA.  The Lab’s mission is to advance nutrition science to new levels of understanding by using development technologies available in herbal and nutrition research.

About Herbalife

Herbalife International, Inc. is a global network marketing company that sells weight management, nutritional supplement and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 59 countries through a network of more than one million independent distributors.

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(HLFP)

Contact:

George Fischer 310-410-9600 x32649; 310-203-2349; georgef@herbalife.com